Exhibit 10.4
CONSULTING SERVICES AGREEMENT
THIS CONSULTING SERVICES AGREEMENT, effective as of March 1, 2013, is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”) and WELLS REAL ESTATE FUNDS, INC., a Georgia corporation ( “Wells REF”).
W I T N E S S E T H
WHEREAS, Wells REF was the parent company of Wells Real Estate Advisory Services II, LLC (“WREAS II”), the former advisor of the Company and, together with its affiliates, provided advisory services to the Company;
WHEREAS, the Company is now self-managed as result of Wells REF assigning its interest in WREAS II to the Company;
WHEREAS, the Company desires to avail itself of the experience, sources of information and advice of Wells REF and to have Wells REF undertake the services hereinafter set forth, at the request and subject to the supervision of the Company all as provided herein;
WHEREAS, Wells REF is willing to undertake to render such services upon the request and subject to the supervision of the Company, on the terms and conditions hereinafter set forth; and
WHEREAS, the Company and WREAS II were parties to a Renewal Advisory Agreement (the “Advisory Agreement”) effective as of January 1, 2013, which agreement has now terminated;
WHEREAS, the parties are party to a Transition Services Agreement (the “Transition Agreement”), dated as of July 1, 2012;
WHEREAS, in connection with the assignment of the ownership interests in WREAS II to the Company, the parties hereto agreed to enter into a consulting services agreement on the terms set forth herein;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Consulting Services Agreement (the “Agreement”), the following terms have the definitions hereinafter indicated:
Acquisition Expenses. As such term is defined in the Articles of Incorporation.
Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the sum of: (a) the actual amount invested on behalf of the Company in the Properties as of the date of determination; plus (b) (1) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures as of the date of determination, plus (2) the Company's allocable share of capital improvements relating to building improvements and/or initial leaseup of space in the building (such improvements to exclude any expenditures of capital for normal building improvement, maintenance and repair and tenant improvements relating to existing leases or lease renewals) made by the Joint Venture from cash flows generated by the Joint Venture; less (c) the amounts invested in Properties or Joint Ventures relating to Vacant Properties plus any additions to Adjusted Cost related to such Joint Ventures pursuant clause (b)(2) above; less (d) any amounts recognized on the Company's consolidated financial statements on or before such date of determination as impairments to the carrying value of the Properties or Joint Venture investments in accordance with Generally Accepted Accounting Principles, excluding any temporary impairments or impairment charges related to Vacant Properties for which the amount invested has been deducted from the foregoing calculation. In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
(B) On and after such time as the Company completes an Asset-based Valuation, “Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the aggregate value of the Company's interest in the Properties and Joint Ventures as established in connection with the most recent Asset-based Valuation, plus, with respect to any Properties purchased or Joint Ventures entered into after the date of the most recent Asset-based Valuation, the adjusted cost for such Properties or Joint Ventures determined in accordance with Paragraph (A) above; until such time as the next Asset-based Valuation by the Company, at which time the Adjusted Cost of such properties will be determined in accordance with Paragraph (A) above . In all cases, “Adjusted Cost” excludes the Lindbergh/Energy Center Adjusted Cost.
Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.
AM Consulting Fee. The AM Consulting Fee payable to WREAS II as defined in Paragraph 4(a).
AM Consulting Fee Ceiling. The ceiling on the AM Consulting Fee as defined in Paragraph 4(a).
AM Consulting Fee Percentage. The AM Consulting Fee Percentage equals (1)  0.625%, until the monthly payment of the AM Consulting Fee under this Agreement equals $2,708,333.33; (2) thereafter, the Fixed Fee Percentage for so long as the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is less than $6,500,000,000; and (3) 0.50% commencing when the sum of Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost, as of any date of determination, is at least $6,500,000,000.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
Asset-based Valuation. An estimate of the value of a share of the Company's common stock approved by the Board of Directors of the Company and based in part on an estimate of the value of the Company's assets (as opposed to an estimate based solely on the most recent price paid for a share of the Company's common stock in an offering of such shares).
Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties and Loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.
Bulk Liquidation. A liquidation of all or substantially all of the Company's assets effected in a transaction or series of transactions with three or fewer buyers or their Affiliates that are closed in a period of 12 months or less.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Cause. With respect to the termination of this Agreement, (i) fraud, criminal conduct, willful misconduct or (ii) a material breach of this Agreement by Wells REF which remains uncured after 30 days' written notice
Ceiling Excess. The extent to which the sum of the three previous monthly AM Consulting Fee payments exceeds the AM Consulting Fee Ceiling, as defined in Paragraph 4(a).
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.
Competitive Real Estate Commission. A real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.
Contract Sales Price. The total consideration received by the Company for the sale of a Property.
Director. A member of the Board of Directors of the Company.
Fee Acceleration Payment. The aggregate amount of fees earned by Wells REF in the last full month immediately preceding the Termination Date multiplied by the months in the period between the Termination Date and December 31, 2013.
Fee Acceleration Payment Adjustment. The difference between (i) the total fees that would be due and payable to Wells REF under this Agreement if the Agreement was in effect for the period from the Termination Date through December 31, 2013 and (ii) the Fee Acceleration Payment.
Fixed Fee Percentage. The Fixed Fee Percentage equals the quotient of (A) (x) $32,500,000, less (y) the product of (1) 0.50% times (2) the Lindbergh/Energy Center Adjusted Cost; divided by (B) the Adjusted Cost.
Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.
Investor Services Agreement. The investor services agreement between Wells REF and the Company effective as of July 1, 2012, and any successor agreement.

Joint Venture. Any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part on behalf of the Company, any Properties.
Lindbergh/Energy Center Adjusted Cost. (A) As of any date of determination and until such time as the Company completes an Asset-based Valuation, the actual amount, if any, invested in the two Properties commonly known as AT&T Lindbergh Center and in one Property commonly known as Energy Center I for so long as such Properties are owned on behalf of the Company less any amounts recognized on or before such date of determination as impairments to the carrying value of AT&T Lindbergh Center and Energy Center I in accordance with Generally Accepted Accounting Principles. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
(B) On or after such time as the Company completes an Asset-based Valuation, “Lindbergh/Energy Center Adjusted Cost” means, as of any date of determination, the lesser of (1) the amount determined in accordance with Paragraph (A) above, or (2) the value of the Company's interest in the AT&T Lindbergh Center and in Energy Center I as established in connection with the Company's most recent Asset-based Valuation. In all cases, the Lindbergh/Energy Center Adjusted Cost shall be reduced as appropriate if either the AT&T Lindbergh Center (treated as one Property) or Energy Center I is considered a Vacant Property, as defined herein.
Master Property Management, Leasing and Construction Management Agreement. The agreement by and between Wells Management Company, Inc., the Company and the Partnership dated as of June [__], 2012 and effective as of July 1, 2012, and any successor agreement.
Net Asset Value. The excess of (i) the aggregate of the Adjusted Cost plus the Lindbergh/Energy Center Adjusted Cost over (ii) the aggregate outstanding amount of debt of the Company, the Partnership, and the Joint Ventures (as adjusted for the Company's interest in such Joint Ventures) and any accrued interest thereon.
Offering. Any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.
Organization and Offering Expenses. All expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys); expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants' and attorneys' fees.
Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.
Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Property or Properties. Any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly.
Property Manager. Any entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; or (C) any joint venture in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.
Shares. The Company's shares of common stock, par value $0.01 per share.
Termination Date. The date of termination of the Agreement.
Vacant Property. A Property that (i) for over thirty percent (30%) of its leasable square feet does not have third-party tenant leases in place; or (ii) has not collected at least seventy percent (70%) of the Property's total potential rental revenue based upon full occupancy, except if not attaining seventy percent is a result of tenant improvements, concessions or similar leasing incentives contained in leases approved by the Board for (i) the period from acquisition until the applicable measurement date, if less than six months or (ii) for the six months immediately preceding the date of measurement.
2.Appointment. The Company hereby retains Wells REF to provide consulting services to it on the terms and conditions set forth in this Agreement, and Wells REF hereby accepts such appointment. The Company agrees that this appointment does not render Wells REF to be the Advisor (as that term is defined in the Articles of Incorporation) to the Company because, among other reasons, the Company's employees are the persons responsible for directing and performing the day-to-day business affairs of the Company.
3.Duties of Wells REF. As requested by the Company and under the supervision of the employees of the Company, Wells REF, either directly or by engaging an Affiliate, shall provide consulting and support services to the Company including:
(a)consulting in connection with the Company's efforts to identify potential investment opportunities consistent with the investment objectives and policies of the Company;
(b)consulting with respect to various administrative functions of the Company;
(c)assisting with the maintenance of the accounting and other record-keeping functions at the Company level, including assisting with the Company's compliance with its obligations under applicable securities laws;

(d)consulting with respect to financings, leases and other contracts;
(e)providing reports concerning the value of investments or contemplated investments of the Company in Properties;
(f)consulting with respect to the strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing, and disposition of Properties on an overall portfolio basis.
Notwithstanding the foregoing list of duties of Wells REF, Wells REF has no obligation hereunder to provide the Stockholder and communication services that are the subject of the Investor Services Agreement nor the property management services that are the subject of the Master Property Management, Leasing and Construction Management Agreement, nor any other services provided for pursuant to any other agreements entered into between the Company and Wells REF and its Affiliates not mentioned herein.
4.Fees.
(a)AM Consulting Fee. Subject to the overall limitations contained below in this Paragraph 4(a), commencing on the date hereof, Wells REF shall be paid as compensation for the consultation services rendered to the Company hereunder a monthly fee (the “AM Consulting Fee”) in an amount equal to one-twelfth of the sum of (i) the product of the AM Consulting Fee Percentage multiplied by the Adjusted Cost calculated on the last day of each preceding month, plus (ii) 0.50% of the Lindbergh/Energy Center Adjusted Cost as of the last day of each preceding month. For purposes of clarity, the AM Consulting Fee payment due in the first month of this Agreement will be based on Adjusted Cost amounts from the last date of the month prior to this Agreement, notwithstanding that this date precedes the effective date of this Agreement. Notwithstanding the foregoing, if this Agreement is in effect for less than a full month, the amount of the AM Consulting Fee shall be prorated to account for the percentage of the month in which this Agreement is in effect.
Notwithstanding the foregoing, the aggregate AM Consulting Fee payable to Wells REF in any three-month period pursuant to this Paragraph 4(a) shall not exceed 0.25% of the average Net Asset Value during such three-month period, calculated based on Net Asset Value as of the last day of each preceding month during the three-month period (the “AM Consulting Fee Ceiling”). To the extent the sum of the three previous monthly AM Consulting Fee payments exceeds the AM Consulting Fee Ceiling (such amount the “Ceiling Excess”), each next succeeding monthly payment of the AM Consulting Fee will be reduced, with the amount by which the AM Consulting Fee is reduced to be applied against the Ceiling Excess until the Ceiling Excess is eliminated. In no event, however, will Wells REF be required to make a cash payment on account of any Ceiling Excess.
(b)Fee Credit. Within 15 days of the end of each month in which this Agreement is in effect, Wells REF shall credit an amount of $166,667 against all earned but unpaid fees owed to Wells REF under this Agreement, which amount represents a reduction in the monthly fees earned by Wells REF pursuant to this Paragraph 4 during the term of this Agreement. Notwithstanding the foregoing, if this Agreement is in effect for less than a full month, the amount credited to the Company shall be prorated to account for the percentage of the month in which this Agreement was in effect.
5.Expenses for Other Services. Should the Board request that Wells REF or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 2, such services shall be separately compensated at such rates and in such amounts as are agreed by Wells REF and the

Company, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
Notwithstanding the foregoing, Wells REF shall obtain the Company's written approval prior to incurring any third-party expenses for the account of, or reimbursable by, the Company.
6.Occupancy.
(a)Occupancy Rights. During the term of this Agreement, the Company shall have the right to occupy the 6th floor at 6200 The Corners Parkway in Norcross, Georgia.
(b)Occupancy Costs. For so long as the Company occupies space at 6200 The Corners Parkway pursuant to Paragraph 6(a) above, the Company shall reimburse Wells REF for occupancy costs at a fixed amount of $21,000 per month. This amount shall be paid to Wells REF on the first business day of each month in which this agreement is in effect, provided, however, that if the term of this Agreement begins during a month for which Wells REF has been paid an occupancy cost fee pursuant to the Advisory Agreement, then the fee pursuant to this Section 6(b) shall commence on the first business day of the following month. No other amounts related to the Company's occupancy of space at 6200 The Corners Parkway, such as tenant improvement costs, operating expenses, or common area maintenance, shall be due.
7.Representations and Warranties.
(a)Of the Company. To induce Wells REF to enter into this Agreement, the Company hereby represents and warrants that:
(i)The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Company's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.
(b)Of Wells REF. To induce Company to enter into this Agreement, Wells REF represents and warrants that:
(i)Wells REF is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

(ii)Wells REF's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of Wells REF, enforceable against Wells REF in accordance with its terms. Wells REF's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon Wells REF's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Wells REF's articles of incorporation or bylaws, or any law, statute, rule or regulation to which Wells REF is subject, or any agreement, instrument, order, judgment or decree by which Wells REF is bound, in any such case in a manner that would have a material adverse effect on the ability of Wells REF to perform any of its obligations under this Agreement.
(iii)Wells REF has received copies of the (A) Articles of Incorporation, (B) Bylaws, (C) registration statements relating to the Company's past and ongoing public offerings, and (D) the Partnership's limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Wells REF warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the foregoing in the absence of the express direction of the Company.
8.Term; Termination of Agreement. This Agreement shall continue in force through December 31, 2013. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company for Cause, (ii) by the Company other than for Cause provided that the Company pays Wells REF the Fee Acceleration Payment and the Fee Acceleration Payment Adjustment as described in Paragraph 10 below, or (iii) by Wells REF for a material breach of this Agreement by the Company which remains uncured after 10 days' written notice or the bankruptcy of the Company. The provisions of Paragraphs 1 and 10 through 20 survive termination of this Agreement.
9.Assignment to an Affiliate. This Agreement may be assigned by Wells REF to an Affiliate with the approval of the Company. Wells REF may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company. This Agreement shall not be assigned by the Company without the consent of Wells REF, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
10.Payments to Wells REF upon Termination. After the Termination Date, Wells REF shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to Wells REF prior to termination of this Agreement. Notwithstanding the foregoing, if the Company terminates this Agreement other than for Cause, Wells REF shall be entitled to receive from the Company the Fee Acceleration Payment on or prior to the effective date of such termination and the Fee Acceleration Payment Adjustment within 45 days of December 31, 2013; provided however, that if the Fee Acceleration Payment Adjustment is negative, such amount shall be refunded to the Company within 45 days of December 31, 2013.
11.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to the Company:	Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To Wells REF:	Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 10.
12.Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
13.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
14.Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.
15.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
16.Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
17.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

18.Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
19.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
20.Name. Wells REF has a proprietary interest in the name “Wells.” Accordingly, and in recognition of this right, if at any time the Company ceases to retain Wells REF or an Affiliate thereof to provide consulting services to the Company, the Company will, promptly after receipt of written request from Wells REF, cease to conduct business under or use the name “Wells” or any derivative thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “Wells” or any other word or words that might, in the sole discretion of Wells REF, be susceptible of indication of some form of relationship between the Company and Wells REF or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that Wells REF or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Wells” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board.
[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services Agreement on February 28, 2013, effective as of the 1st day of March, 2013.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By: /s/ E. Nelson Mills
Name: E. Nelson Mills
Title: President

WELLS REAL ESTATE FUNDS, INC.

By: /s/ Robert M. McCullough
Name: Robert M. McCullough
Title: Vice President